Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

NeurogesX Reports Fourth Quarter and Year-End 2011 Results

Implements Restructuring to Focus on NGX-1998 Development

Q4 2011 and Recent Highlights:

•	Positive NGX-1998 Phase 2 clinical trial in postherpetic neuralgia (PHN) patients met all study objectives

•	Qutenza Q4 revenue totaled $3.0 million, including $0.8 million in product revenue

•	Sales to end user customers totaled $1.0 million

•	Ronald Martell named President and Chief Executive Officer

•	FDA complete response letter for proposed label expansion of Qutenza® (Capsaicin 8%) patch for HIV-PN indication received

•	Restructuring expected to reduce 2012 planned operating expenses by 32%, or approximately $12.2 million

•	Notice of allowance in Japan for patent covering for NGX-1998 capsaicin topical liquid

San Mateo, Calif., (March 8, 2012) – NeurogesX, Inc. (Nasdaq: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today reported results for its fourth quarter and full year ended December 31, 2011, and provided an update on recent developments and operational changes. The Company reported fourth quarter U.S. sales of Qutenza from its distributor customers to end users of approximately $1.0 million, in line with recent guidance. Operating expenses for the quarter were $10.1 million. The Company reported a fourth quarter net loss of $0.34 per share.

The Company announced today a restructuring of its operations to minimize cash burn, align commercial operations spending with near term Qutenza revenue expectations, and preserve cash resources. The Company’s goal is to complete the required initiatives to prepare for initiation of a NGX-1998 Phase 3 clinical trials by year end. Concurrently, the Company plans to focus on securing additional resources, either through partnership or raising additional capital, to provide sufficient capital to fund that trial to completion.

Today’s announcement of restructuring will result in a reduction of 43 FTEs, or a 57% reduction of the Company’s workforce. The 32 remaining FTEs are in key functional areas necessary to achieve the Company’s corporate objectives. As a result of the restructuring, the Company anticipates that 2012 operating expenses, excluding non-cash stock related expenses, will decrease by 32% from previously planned levels, or approximately $12.2 million, and intends to reduce the estimated 2012 cash burn rate to between $5.5 million to $6.5 million per quarter after the effects of the re-organization. The Company ended 2011 with $34.3 million in cash, cash equivalents and short term investments.

On March 7, 2012, the Company received a complete response letter from the United States Food and Drug Administration, (FDA) in response to the Company’s supplemental new drug application (sNDA) filing for Qutenza for the management of pain associated with HIV associated peripheral neuropathy (HIV-PN). The complete response letter indicated that in order to gain approval for the use of Qutenza for the proposed indication, the Company would need to submit additional clinical data from at least one adequate and well-controlled trail to support the proposed indication. The Company looks forward to working with the FDA to better understand the requirements for potential approval for this important patient population. However, the Company does not anticipate investing in further clinical studies for Qutenza at this time.

As announced on November 8, 2011, based on the top-line data from its Phase 2 clinical study of NGX-1998 in patients with postherpetic neuralgia (PHN), the Company believes that a 20% capsaicin formulation of NGX-1998 may provide similar efficacy and safety as Qutenza, utilizing a five-minute procedure time and without the need for a topical anesthetic pretreatment. The Company believes the clinical data obtained to date should support moving to a Phase 3 clinical development program following an End-of-Phase 2 meeting with the FDA for NGX-1998. As a result, the Company believes that it could initiate Phase 3 development near the end of 2012. Additionally, the Company announced that it recently received a notice of allowance from the Japanese Patent Office for a patent that covers NGX-1998. This follows the issuance of a patent in the United States in 2011 for a similar set of patent claims. A similar patent application is currently under review in the European Union.

Ronald Martell, President and CEO, commented, “Our priority is to preserve our resources to enable us to move NGX-1998 rapidly into Phase 3 development. Accordingly, we intend to reduce our marketing and sales activities significantly. Our corporate focus remains firmly fixed on the value that we believe NGX-1998 can bring to our shareholders. We regret that this decision will affect those individuals who have worked diligently to commercialize Qutenza and we thank them for their service to the Company. NeurogesX remains committed to ensuring the availability of Qutenza for PHN patients in the United States, and we are seeking alternatives strategies, including potential partnerships, to increase awareness of Qutenza as an effective therapy for PHN patients.”

Fourth Quarter 2011 Results

Total revenue for the fourth quarter ended December 31, 2011 was $3.0 million, which consisted of $2.2 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement, and $0.8 million of Qutenza product sales.

During the three months ended December 31, 2011, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $1.0 million, the same as the quarter ended September 30, 2011. Under the Company’s revenue policy, it recognized revenue during the three months ended December 31, 2011 totaling $0.8 million. Due to the limited history of product returns and cash collections, NeurogesX recognizes revenue at the later of the time the product is shipped by the Company’s customers to healthcare professionals and the date of cash collection. As of December 31, 2011, the Company had $1.1 million of deferred product revenue. Deferred product revenue is reported net of associated cost of goods sold on the Company’s balance sheet. Of the deferred product revenue total, $0.9 million was sold through to end users (i.e., physicians, clinics and hospitals) and the deferral has resulted from cash payments not yet due under the payment terms, while $0.2 million represents deferral of sales into the Company’s distribution channel, recognition of which will be based ultimately upon sales of those units to end users.

Cost of goods sold for the fourth quarter of 2011 totaled $0.2 million. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing and shipping activities, and royalty obligations due to intellectual property licensors.

Research and development expenses for the fourth quarter of 2011 were $2.4 million, compared to $3.3 million in the year ago period. The year-over-year change reflected reduced spending associated with the Phase 2 clinical trial for NGX-1998, as the trial was completed in the fourth quarter of 2011, and lower spending on pre-clinical development programs in the fourth quarter of 2011.

Selling, general and administrative expenses for the fourth quarter of 2011 were $7.5 million, down from $9.5 million in the fourth quarter of 2010. This decrease was related to reduced marketing activities and the recording of a legal settlement in December 2010 which was partially reversed in December 2011 to reflect a change in the valuation of stock expected to be granted as part of that settlement. These amounts were partially offset by higher employee costs, including severance costs related to the October 2011 reduction in force and charges recorded in connection with the retirement of the Company’s former Chief Executive Officer.

Net loss for the fourth quarter of 2011 was $10.2 million, or $0.34 per share, compared to a net loss of $12.4 million, or $0.69 per share, for the fourth quarter of 2010.

Cash, cash equivalents and short-term investments were $34.3 million at December 31, 2011, compared to $45.2 million at September 30, 2011.

During the first quarter of 2012, the Company completed a private placement of common stock resulting in $3.0 million in gross proceeds to support its operating plan.

Full Year 2011 Results

Total revenue for the year ended December 31, 2011 was $11.5 million, which consisted of $8.9 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement and included $0.8 million in revenue from supplying Qutenza to Astellas. The Company recognized $2.6 million of Qutenza product sales for the year.

Cost of goods sold for the full year 2011 totaled $0.7 million. In 2011, the Company recorded $0.4 million in inventory write-downs to reflect the potential expiration on the earliest lots of product manufactured as part of the regulatory approval process.

Research and development expenses for 2011 were $13.6 million, as compared to $11.2 million in the prior year. During 2011, the Company incurred higher spending associated with NGX-1998 including costs for the Phase 2 clinical trial, which commenced in November 2010 and concluded in November 2011, and higher formulation and applicator development costs. The Company also had higher consulting costs in 2011 related to the filing of the sNDA for Qutenza for an HIV-related pain indication.

Selling, general and administrative expenses were $36.4 million for both 2011 and 2010. Lower marketing costs for Qutenza and lower legal costs in 2011 were offset by higher employee related costs including severance costs related to the October 2011 reduction in force and charges recorded in connection with the retirement of the Company’s former Chief Executive Officer.

Loss from operations for 2011 totaled $39.2 million, compared to $39.8 million for 2010. Net loss for 2011, which includes an increase in interest expense of $5.0 million in 2011 over 2010, was $49.5 million, or $2.15 per share, compared to a net loss of $44.5 million, or $2.51 per share, for 2010. Interest expense, which is primarily related to the royalty monetization facility with Cowen Healthcare Royalty Partners, continues to accrue at 19%; however, prior to the end of the original 10 year term of the agreement, the facility is repaid only through proceeds received from Astellas under the commercial license agreement for Europe, the Middle East and Africa. As a result, the effect of this increasing interest charge is expected to have no effect on near term net cash flows.

Stephen Ghiglieri, EVP, COO and CFO commented, “We are convinced that focusing our resources on our NGX-1998 development program has the potential to generate greater shareholder value in the long term. In addition, as a result of the restructuring we expect to have a cash runway into 2013. With respect to Qutenza, we remain committed to continuing its availability. Our partner, Astellas is working to complete its studies in painful diabetic neuropathy and if those studies are successful, they could potentially provide a further opportunity for label expansion for Qutenza.”

Conference Call Details

The Company will hold its quarterly conference call today at 8:30 a.m. ET (5:30 a.m. PT) to discuss fourth quarter 2011 results.

To participate, please dial 1-877-407-0784 (US) or 1-201-689-8560 (International). To access the live webcast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning March 8, 2012 at 11:30 a.m. ET (8:30 a.m. PT) and ending on March 22, 2012 by dialing 1-877-870-5176 (US) or 1-858-384-5517 (International) with Conference ID Number: 387759. A replay of the webcast will also be available on the corporate website through April 5, 2012.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza® is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a Phase 3 ready, topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: equivalent safety and efficacy of NGX-1998 relative to Qutenza; sufficient data to support a Phase 3 clinical trial of NGX-1998 and the expected timing of such trial; the potential of NGX-1998 to increase stockholder value; NeurogesX’ ability to reduce cash burn, preserve cash resources, decrease operating expenses, secure additional resources and raise additional capital; NeurogesX’ ability to increase awareness of Qutenza as an effective therapy; the length of NeurogesX’ cash runway; and the potential for label expansion for Qutenza through additional clinical trials for Qutenza by commercial partners. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: failure to obtain data showing NGX-1998 to be safe and efficacious in Phase III trials; the failure of the FDA to approve NGX-1998, physician or patient reluctance to use NGX-1998, if approved, and other difficulties or delays in the commercialization of NGX-1998, if approved, and Qutenza; difficulties or delays in new clinical trials for NGX-1998; difficulties or delays in obtaining additional resources for continuing operations in general and for development of NGX-1998 in particular; difficulties or delays in the potential additional development of Qutenza by commercial partners and for additional indications; potential de-listing from the NASDAQ Global Market; and development by others of competitive therapies for indications that NeurogesX’ product and product candidates target. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

NEUROGESX, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)		(unaudited) (Note 1)
	2011	2010	2011	2010
Net product revenue	$801	$458	$2,625	$688
Collaboration revenue	2,158	1,887	8,878	7,578

Total Revenues	2,959	2,345	11,503	8,266

Operating expenses:
Cost of goods sold	151	442	685	541
Research and development	2,413	3,309	13,566	11,151
Selling, general and administrative	7,537	9,505	36,408	36,383

Total operating expenses	10,101	13,256	50,659	48,075

Loss from operations	(7,142)	(10,911)	(39,156)	(39,809)
Interest income	17	31	79	98
Interest expense	(3,106)	(2,113)	(10,405)	(5,413)
Other income (expense), net	(9)	634	(63)	608

Net loss	$(10,240)	$(12,359)	$(49,545)	$(44,516)

Basic and diluted net loss per share	$(0.34)	$(0.69)	$(2.15)	$(2.51)

Shares used to compute basic and diluted net loss per share	29,731,027	17,825,315	23,011,015	17,768,881

NEUROGESX, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2011	2010
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$9,148	$8,705
Short-term investments	25,161	38,125
Trade receivable	1,166	607
Receivable from collaboration partner	502	65
Inventories	654	786
Prepaid expenses and other current assets	1,364	1,082
Restricted cash	160	290

Total current assets	38,155	49,660
Property and equipment, net	547	809
Restricted cash	251	120
Other assets	274	261

Total assets	$39,227	$50,850

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,321	$1,544
Accrued compensation	2,084	1,867
Accrued research and development	282	582
Other accrued expenses	2,245	3,011
Deferred product revenue, net	1,075	577
Deferred collaboration revenue	7,261	7,242
Long term obligations—current portion	2,580	2,222
Notes payable—current portion	2,249	—

Total current liabilities	19,097	17,045
Non-current liabilities:
Deferred collaboration revenue	25,098	32,359
Other long term liabilities	146	115
Long term obligations	62,746	42,622

Total non-current liabilities	87,990	75,096

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2011 and 2010; 29,897,186 and 17,869,108 shares issued and outstanding at December 31, 2011, and 2010, respectively	30	18
Additional paid-in capital	238,181	215,220
Accumulated other comprehensive income (loss)	1	(2)
Accumulated deficit	(306,072)	(256,527)

Total stockholders’ deficit	(67,860)	(41,291)

Total liabilities and stockholders’ deficit	$39,227	$50,850

(Note 1) Derived from the audited consolidated financial statements as of December 31, 2010.